Exhibit 5

                                   LAW OFFICES
                   LIPPENBERGER, THOMPSON, WELCH & SOROKO LLP
                              250 MONTGOMERY STREET
                                    SUITE 500
                             SAN FRANCISCO, CA 94104

                                (415) 421-5300
                            FACSIMILE (415) 421-0225


                                        June 30, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      BioTime, Inc.
                  Registration Statement on Form S-8

Ladies/Gentlemen:

         We are counsel to BioTime, Inc. (the "Company") in connection with the offer and sale of up to 200,000 Common Shares (the "Shares") issuable upon the exercise of a like number of options (the "Options") that may be granted from time to time under the Company's 1992 Stock Option Plan, as amended (the "Plan"). The offer and sale of the Options and Shares is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8.

         We are of the opinion that when the Options are granted under the terms and provisions of the Plan, the Options will be the legally and validly issued and outstanding and will constitute binding obligations of the Company, enforceable in accordance with their terms. We are also of the opinion that when the Shares are issued and sold upon the exercise of the Options, in accordance with the terms and provisions of the Options and the Plan, the Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

         We hereby consent to the use of our opinion in the Registration Statement.


                                      Very truly yours,


                                      Lippenberger, Thompson, Welch & Soroko LLP